EXHIBIT (h)
                                     AMENDED

                                  AND RESTATED

                            ADMINISTRATION AGREEMENT


         AGREEMENT made this 31st day of August, 1999 by and between Comstock Partners Funds, Inc., a series investment company (hereinafter called the "Company") consisting of two series, the Comstock Partners Strategy Fund (the "Strategy Fund") and the Comstock Partners Capital Value Fund (the "Capital Value Fund") (the Strategy Fund and the Capital Value Fund are hereinafter jointly referred to as the "Funds"), and Princeton Administrators, L.P. a Delaware limited partnership (hereinafter called the "Administrator");

                               W I T N E S S E T H

         WHEREAS, the Company and the Administrator have amended the Administration Agreement a number of times, it was desirable to enter into an Amended and Restated Administration Agreement containing all the terms in one document; and

         WHEREAS, the Company desires to continue to retain the Administrator to render certain administrative services for the Strategy Fund in the manner and on the terms and conditions hereafter set forth; and

         WHEREAS, the Company desires also to retain the Administrator to render certain administrative services for the Capital Value Fund in the manner and on the terms and conditions hereinafter set forth; and

         WHEREAS, the Administrator desires to be retained to perform services on said terms and conditions.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Company and the Administrator agree as follows:

         1. Duties of the Administrator. The Company hereby retains the Administrator to act as administrator of the Funds, subject to the supervision and direction of the Board of Directors of the Company, as hereinafter set forth. The Administrator shall perform or arrange for the performance of the following administrative services and clerical services: (i) maintain and keep the books and records of the Funds; (ii) prepare and file reports and other documents required by U.S. Federal, state, and other applicable laws and regulations to maintain the Funds' registrations as separate portfolios of an open-end investment company; (iii) prepare proxy materials and periodic reports

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to the Funds' shareholders; (iv) provide reports and periodic information regarding the Funds to Merrill Lynch Service Agent representatives; (v) calculate, or arrange for the calculation of, the net asset value of the Funds' shares; (vi) oversee the performance of administrative and professional services rendered to the Funds by others, including their respective custodians, registrar, transfer agent, dividend disbursing agent and dividend reinvestment plan agent, as well as accounting, auditing and other services; (vii) provide the Funds with the services of persons competent to perform such administrative and clerical functions as are necessary to provide effective operation of the Funds; and (viii) provide the Funds with administrative office and data processing facilities. The Company agrees to cause the transfer agent, the custodian and Investment Adviser to deliver, on a timely basis, such information to the Administrator as may be necessary or appropriate for the Administrator's performance of its duties and responsibilities hereunder, including but not limited to, records of purchases and redemptions of shares of the Funds, records of transactions, assistance in valuation of investments in United States dollars (which may be based on information provided by a pricing service) and information or materials for the shareholder reports and expenses borne by the Funds and the Administrator shall be entitled to rely on the accuracy and completeness of such information in performing its duties hereunder.

         2. Expenses of the Administrator. The Administrator will bear all expenses necessary to perform its obligations under this Agreement, except that the Company shall pay reasonable travel expenses of persons who perform administrative, clerical and bookkeeping functions on behalf of the Company. The Company and the Investment Adviser assume and shall pay or cause to be paid all other expenses of the Company as set forth in the Investment Advisory Agreements. The expenses of the legal counsel and accounting experts retained by the Administrator, subject to approval of an officer of the Fund which shall not be unreasonably withheld, after consulting with the Company's counsel and independent auditors, as may be necessary or appropriate for the Administrator's performance of its duties and responsibilities under this Agreement are deemed expenses of, and shall be paid by, the Company.

         3. Compensation of the Administrator. For the services rendered to the Funds by the Administrator pursuant to this Agreement, the Company shall pay to the Administrator on the first business day of each calendar month a separate fee on behalf of each Fund for the previous month at an annual rate equal to the greater of (i) $125,000 per annum (for each Fund), or (ii) an annual rate equal to 0.25% of each of the Fund's average daily net assets up to U.S. $100 million, 0.225% of each of the Fund's average daily net assets on the next U.S. $100 million, 0.20% of each of the Fund's average daily net assets on the next U.S. $400 million and 0.175% of each of the Fund's average daily net assets in excess of U.S. $600 million. For the purposes of determining fees payable to the Administrator, the value of each of the Fund's net assets shall be computed at the times and in the manner specified in the Funds' registration statement on Form N-1A, as amended from time to time (the "Registration Statement"). Upon termination of this Agreement before the end of a month, the fee for such part

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of that month shall be pro-rated according to the proportion that such period bears to the full monthly period and shall be payable within seven (7) days after the date of termination of this Agreement.

         4. Limitation of Liability of the Administrator; Indemnification.

         (a) The Administrator shall exercise its best judgment in rendering its services pursuant to this Agreement. The Administrator shall not be liable to the Company or the Investment Adviser for any error of judgment or mistake of law or for any loss arising out of any act or omission by the Administrator in the performance of its duties hereunder. In addition, the Administrator shall not be liable to the company or the Investment Adviser for any loss arising out of any act or omission by the Dreyfus Corporation in the performance of its duties as the previous administrator of the Capital Value Fund pursuant to a Sub-Investment Advisory and Administration Agreement dated July 25, 1996 (the "Dreyfus Agreement") between the Company, on behalf of the Capital Value Fund, and The Dreyfus Corporation. Nothing herein contained shall be construed to protect the Administrator against any liability to the Company, its shareholders, the Investment Adviser or any sub-investment adviser to which the Administrator shall otherwise by subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reckless disregard of its obligations and duties hereunder.

         (b) The Administrator may, with respect to questions of law, apply for and obtain the advice and opinion of counsel to the Company or of its own counsel upon approval of an officer of the Company, which shall not be unreasonably withheld, at the expense of the Company, and with respect to the application of generally accepted accounting principles or Federal tax accounting principles, apply for and obtain the advice or opinion of accounting experts at the expense of the Company. The Administrator shall be fully protected with respect to any action taken or omitted by it in good faith in conformity with such advice or opinion.

         (c) The Company agrees to indemnify and hold harmless the Administrator from and against all charges, claims, expenses (including legal fees) and liabilities reasonably incurred by the Administrator in or by reason of any action, suit, investigation or other proceeding arising out of or based upon (i) any action actually taken or allegedly taken or omitted by the Administrator in connection with the performance of its duties hereunder or (ii) any action actually taken or omitted by the Dreyfus Corporation in connection with the performance of its duties as previous administrator of the Capital Value Fund pursuant to the Dreyfus Agreement. Notwithstanding the preceding sentence, nothing contained herein shall protect or be deemed to protect the Administrator against or entitle or be deemed to entitle the Administrator to indemnification by reason of the Administrator's willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties hereunder. Such expenses shall be paid by the Company in advance of the final disposition of such matter upon invoice by the Administrator and receipt by the Company of an undertaking from the

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Administrator to repay such amounts if it shall ultimately be established that the Administrator is not entitled to payment of such expenses hereunder.

         (d) As used in this Paragraph 4, the term "Administrator" shall include any affiliates of the Administrator performing services for the Funds contemplated hereby and directors, officers, agents and employees of the Administrator and such affiliates.

         5. Activities of the Administrator. The services of the Administrator under this Agreement are not to be deemed exclusive, and the Administrator and any person controlled by or under common control with the Administrator shall be free to render similar services to others.

         6. Duration and Termination of this Agreement. This Agreement shall become effective as of the date first above written, shall supersede any other written agreement between the parties hereto, and shall remain in force until terminated as provided herein. This Agreement may be terminated at any time, without the payment of any penalty, by the Company or the Administrator, on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

         7. Amendments of this Agreement. This Agreement may be amended by the parties hereto only if such amendment is specifically approved by the Board of Directors of the Company and such amendment is set forth in a written instrument executed by each of the parties hereto.

         8. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the Investment Company Act of 1940, as amended ("1940 Act"). To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         9. Counterparts. This Agreement may be executed by the parties hereto in counterparts and if executed in more than one counterpart the separate instruments shall constitute one agreement.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year above written.

                                    COMSTOCK PARTNERS FUNDS, INC.

                                    By
                                    --------------------------------------------


                                    PRINCETON ADMINISTRATORS, L.P.

                                    By Princeton Services, Inc., General Partner

                                    By
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